[SHEARMAN & STERLING LETTERHEAD]


                                                       September 24, 1998

Ford Motor Company
The American Road
Dearborn, MI 48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Company, a Delaware corporation, of $1,500,000,000 principal amount of its Debentures due October 1, 2028, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons - Income and Withholding Tax" in the Prospectus Supplement dated September 24, 1998 relating to registration statement no. 333-52485 and registration statement no. 333-14297, to which registration statements this consent is an exhibit.

                                        Very truly yours,


                                        /s/Shearman & Sterling



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